AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 17, 2002
                              REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            BOK FINANCIAL CORPORATION

             (Exact name of registrant as specified in its charter)


    Oklahoma                     6021                    73-1373454
 (State or other
 jurisdiction of           (Primary Standard
incorporation or              Industrial              (I.R.S. Employer
  organization)          Classification Code)        Identification No.)


                             Bank of Oklahoma Tower
                         Boston Avenue at Second Street
                              Tulsa, Oklahoma 74172
                                 (918) 588-6000
               (Address, including zip code, and telephone number,
        including area code of Registrant's principal executive offices)
                               Stanley A. Lybarger
                      President and Chief Executive Officer
                             Bank of Oklahoma Tower
                         Boston Avenue at Second Street
                              Tulsa, Oklahoma 74172
                                 (918) 588-6000
            (Name, address, including zip code, and telephone number,
                    including area code of agent for service)

                                    Copy to:
                                Tamara R. Wagman
                            Frederic Dorwart, Lawyers
                                124 E. 4th Street
                              Tulsa, Oklahoma 74103
                                 (918) 583-9922

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
--------------

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]




                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------------
 Title of each                                     Proposed maximum            Proposed maximum
   class of          Amount to be registered   offering price per share    aggregate offering price     Amount of registration
 securities to               (1)                            (2)                         (2)                         fee
 be registered

  Common Stock,            479,106                       $34.15                   $16,361,483                  $1,506
 $0.00006 par value
-------------------------------------------------------------------------------------------------------------------------------

(1) Based upon an estimate of the maximum number of shares of BOK Financial Corporation common stock to be issued to the selling shareholders in connection with the merger described herein, based on a conversion ratio for the merger of
1.94497 shares of BOK common stock for each share of Bank of Tanglewood, N.A. common stock.

(2) Estimated solely for purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sale prices per share of BOK Financial Common Stock on NASDAQ on October 15, 2002, of $34.15.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                 SUBJECT TO COMPLETION, DATED OCTOBER ____, 2002

The information in the proxy statement-prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement-prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS


                               ____________SHARES

                            BOK FINANCIAL CORPORATION

                                  COMMON STOCK

This prospectus relates to the periodic offer and sale of up to ________ shares of common stock of BOK Financial Corporation for the account of certain selling stockholders named under the caption "Selling Stockholders". This offering of shares will terminate on October 25, 2004 or at such earlier date that all shares offered hereby have been sold or otherwise cease to be outstanding.

Our common stock is listed for trading on the Nasdaq Stock Market ("NASDAQ") under the trading symbol "BOKF". On October ___, 2002, the last reported sale price of our common stock on the NASDAQ was $_______ per share. The shares covered by this prospectus may be sold at market prices prevailing at the time of sale or at negotiated prices. We will not received any of the proceeds from the sale of the shares by the selling stockholders. Each stockholder named in this prospectus acquired his shares pursuant to an Agreement and Plan of Merger, as amended, by and among us, Bank of Tanglewood, N.A. and TW Interim National Bank, dated May 15, 2002. Under the related affiliated agreement, we agreed to pay all expenses of registration of the sale of the shares covered by this prospectus, estimated at $______, but the selling stockholders will pay all brokerage commissions.

WE WILL PROVIDE SPECIFIC TERMS OF THESE OFFERING AND SECURITIES IN SUPPLEMENTS TO THIS PROSPECTUS. YOU SHOULD READ THIS PROSPECTUS AND ANY SUPPLEMENT TO THIS PROSPECTUS CAREFULLY BEFORE YOU INVEST. YOU SHOULD ALSO CONSIDER THE MATTERS DISCUSSED UNDER "RISK FACTORS" BEGINNING ON PAGE ___ OF THIS DOCUMENT.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities offered through this document are not savings accounts, deposits or other obligations of a bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other government agency.



October ____, 2002

                               TABLE OF CONTENTS

                                                                 PAGE
                                                                 ----
About this Prospectus                                              4
Where You Can Find More Information                                4
Risk Factors                                                       5
The Company                                                       11
Use of Proceeds                                                   12
Selling Stockholders                                              12
Plan of Distribution                                              13
Legal Matters                                                     14
Experts                                                           14



                              ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. It relates to __________shares of common stock, par value $0.00006 per share, of BOK Financial Corporation which are being sold by the selling stockholders named herein. Under this shelf registration process, the shareholders identified in the "Selling Stockholders" section on page ___ may from time to time sell all or a portion of the offered shares directly or through one or more broker-dealers, in one or more transactions on the NASDAQ National Stock Market, in the over-the- counter market, in negotiated transactions or in a combination of such methods.

This prospectus provides you with a general description of the securities being offered. Each time the selling stockholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering and the securities. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by in a prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information" below.

                       WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy, at prescribed rates, this information at SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549.

The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like BOK Financial Corporation, who file electronically with the SEC. The address of that website is www.sec.gov.

The SEC allows us to incorporate by reference certain information into this document. This means that the company can disclose important information to you by referring you to another document filed separately with the SEC and not included in, or delivered with, this document. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 12(a) 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities are sold or this offering is terminated.

This document incorporates by reference (to the extent indicated) the documents listed below that BOK Financial Corporation has previously filed with the SEC. They contain important information about BOK Financial Corporation and its financial condition:

(i) Annual Report on Form 10-K filed March 27, 2002 for year ended December 31, 2001,

(ii) Quarterly Report on Form 10-Q filed May 14, 2002 for the quarter ended March 31, 2002,

(iii)Quarterly Report on Form 10-Q, filed August 14, 2002 for the quarter ended June 30, 2002,

(iv) Proxy Statement on Schedule 14A (other than the compensation committee report and stock performance chart) filed March 28, 2002; and

(v) Registration Statement on Form S-4, as amended, filed September 20, 2002 (registration number 333-98685) (other than (a) the opinion letter of Hovde Financial, LLC, dated May 9, 2002, included as Annex VIII in such Registration Statement, (b) the consent of Hovde Financial, LLC. included as Exhibit 23.4 in such Registration Statement and (c) the text under the captions "Summary--Opinion of Bank of Tanglewood, N.A.'s Financial Advisor", "The Merger--Background of the Merger", "The Merger--Reasons for the Merger; Recommendations of the Board of Directors" and "The Merger--Opinion of Bank of Tanglewood, N.A.'s Financial Advisor" of such Registration Statement, all of which are not incorporated by reference in this document.

You can obtain any of the documents incorporated by reference in this document by contacting us or from the SEC through the SEC's website at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference as an exhibit in this document by requesting them in writing or by telephone at the following address and telephone number:

Chief Executive Officer
BOK Financial Corporation
Bank of Oklahoma Tower
Boston Avenue at Second Street
Tulsa, Oklahoma 74172
(918) 588-6000


                                  RISK FACTORS

In addition to the other information set forth or incorporated by reference in this prospectus, the following factors should be considered carefully by prospective investors before purchasing the common stock offered hereby.

BOK FINANCIAL MAY EXPERIENCE DIFFICULTIES IN INTEGRATING BANK OF TANGLEWOOD, N.A.'S BUSINESS, ITS MOST RECENT MERGER, WITH THE EXISTING BUSINESS OF BOK FINANCIAL SUBSIDIARIES, WHICH COULD CAUSE BOK FINANCIAL TO LOSE MANY OF THE ANTICIPATED POTENTIAL BENEFITS OF THE BANK OF TANGLEWOOD, N.A. MERGER.

BOK Financial entered into the merger agreement with Bank of Tanglewood because it believes that the merger will be beneficial to the combined company. Achieving the anticipated benefits of the merger will depend in part upon whether BOK Financial can integrate the businesses of its subsidiary, Bank of Texas, and Bank of Tanglewood in an efficient and effective manner. BOK Financial may not be able to accomplish this integration process smoothly or successfully. The necessity of coordinating geographically separated organizations and addressing possible differences in technologies, corporate cultures and management philosophies may increase the difficulties of integration. The integration of certain operations following the merger will require the dedication of significant management resources, which may temporarily distract management's attention from the day-to-day business of the combined companies. Employee uncertainty and lack of focus during the integration process may also disrupt the business of the combined companies. Any inability of BOK Financial management to integrate successfully the operations of Bank of Tanglewood into Bank of Texas could have an adverse effect on the business, results of operations and financial condition of BOK Financial.

ADVERSE REGIONAL ECONOMIC DEVELOPMENTS COULD NEGATIVELY AFFECT BOK FINANCIAL'S BUSINESS.

A substantial majority of BOK Financial loans are generated in Oklahoma and other markets in the southwest region, with approximately 73% of 2001 earnings derived from activities in the state of Oklahoma. As a result, poor economic conditions in Oklahoma or other markets in the southwest region may cause BOK Financial to incur losses associated with higher default rates and decreased collateral values in BOK Financial's loan portfolio. A regional economic downturn could also adversely affect revenue from brokerage and trading activities, mortgage loan originations and other sources of fee-based revenue.

ADVERSE ECONOMIC FACTORS AFFECTING PARTICULAR INDUSTRIES COULD HAVE A NEGATIVE EFFECT ON BOK FINANCIAL CUSTOMERS AND THEIR ABILITY TO MAKE PAYMENTS TO BOK FINANCIAL.

Certain industry-specific economic factors also affect BOK Financial. For example, as of year-end 2001, 16% of BOK Financial's total loan portfolio was comprised of loans to borrowers in the energy industry and 3% of BOK Financial's total loan portfolio was comprised of loans to borrowers in the agricultural industry, both of which are historically cyclical industries. Low commodity prices may adversely affect those industries and, consequently, may affect BOK Financial's business negatively. In addition, as of year-end, 2001, 21% of BOK Financial's total loan portfolio was comprised of commercial real estate loans. A downturn in the real estate industry in Oklahoma and the Southwest region could also have an adverse effect on BOK Financial's operations.

FLUCTUATIONS IN INTEREST RATES COULD ADVERSELY AFFECT BOK FINANCIAL'S BUSINESS.

BOK Financial's business is highly sensitive to:

* the monetary policies implemented by the Federal Reserve Board, including the discount rate on bank borrowings and changes in reserve requirements, which affect BOK Financial's ability to make loans and the interest rates we may charge;

* changes in prevailing interest rates, due to the dependency of BOK Financial's banks on interest income; and

*      open market operations in U.S. Government securities.

Significant increases in market interest rates, or the perception that an increase may occur, could adversely affect both BOK Financial's ability to originate new loans and BOK Financial's ability to grow. Conversely, a decrease in interest rates could result in an acceleration in the payment of loans, including loans underlying BOK Financial's holdings of mortgage-backed securities, and termination of BOK Financial's mortgage servicing rights. In addition, changes in market interest rates, changes in the relationships between short-term and long-term market interest rates or changes in the relationships between different interest rate indices, could affect the interest rates charged on interest-earning assets differently than the interest rates paid on interest-bearing liabilities. This difference could result in an increase in interest expense relative to interest income. BOK Financial's strategy of borrowing funds in the capital markets to supplement deposit growth subjects us to additional interest rate and liquidity risk. An increase in market interest rates also could adversely effect the ability of BOK Financial's floating-rate borrowers to meet their higher payment obligations. If this occurred, it could cause an increase in nonperforming assets and net charge-offs, which could adversely affect BOK Financial's business.

BOK FINANCIAL'S SUBSTANTIAL HOLDINGS OF MORTGAGE-BACKED SECURITIES AND MORTGAGE SERVICING RIGHTS COULD ADVERSELY AFFECT BOK FINANCIAL'S BUSINESS.

BOK Financial has invested a substantial amount of its holdings in mortgage-backed securities, which are investment interests in pools of mortgages. Mortgage-backed securities are highly sensitive to changes in interest rates. BOK Financial mitigates this risk somewhat by investing principally in shorter duration, mortgage products which are less sensitive to changes in interest rates. Nonetheless, a significant decrease in interest rates could lead mortgage holders to refinance the mortgages constituting the pool backing the securities, subjecting BOK Financial to a risk of prepayment and decreased return on investment due to subsequent reinvestment at lower interest rates.

In addition, as part of BOK Financial's mortgage banking business, BOK Financial has acquired substantial holdings of mortgage servicing rights. The value of these rights is also very sensitive to changes in interest rates. Falling interest rates tend to increase loan prepayments, which may lead to cancellation of the related servicing rights. BOK Financial's investments and dealings in mortgage-related products increase the risk that falling interest rates could adversely affect BOK Financial's business. BOK Financial attempts to manage this risk by maintaining an active hedging program for its mortgage servicing rights. BOK Financial's hedging program has only been partially successful in recent years.

SUBSTANTIAL COMPETITION COULD ADVERSELY AFFECT BOK FINANCIAL.

Banking is a competitive business. BOK Financial competes actively for loan, deposit and other financial services business in Oklahoma, as well as in BOK Financial's other markets. BOK Financial's competitors include a large number of small and large local and national banks, savings and loan associations, credit unions, trust companies, broker-dealers and underwriters, as well as many financial and nonfinancial firms that offer services similar to BOK Financial's. Large national financial institutions have entered the Oklahoma market. These institutions have substantial capital, technology and marketing resources. Such large financial institutions may have greater access to capital at a lower cost than BOK Financial does, which may adversely affect BOK Financial's ability to compete effectively. In addition, there have been a number of recent mergers involving financial institutions located in Oklahoma and BOK Financial's other markets. Significant limitations in Oklahoma on the ability of existing banks to establish branches expired on June 30, 1999. Accordingly, BOK Financial may face increased competition from both merged banks and new entrants to BOK Financial's markets. BOK Financial has expanded into markets outside of Oklahoma, where it competes with a large number of financial institutions that have an established customer base and greater market share than BOK Financial. BOK Financial may not be able to continue to compete successfully in these markets outside of Oklahoma. With respect to some of its services, BOK Financial competes with non-bank companies that are not subject to regulation. The absence of regulatory requirements may give non-banks a competitive advantage.

ADVERSE FACTORS COULD IMPACT BOK FINANCIAL'S ABILITY TO IMPLEMENT ITS OPERATING STRATEGY.

Although BOK Financial has developed an operating strategy which it expects to result in continuing improved financial performance, BOK Financial cannot assure you that it will be successful in fulfilling this strategy or that this operating strategy will be successful. Achieving success is dependent upon a number of factors, many of which are beyond BOK Financial's direct control. Factors that may adversely affect BOK Financial's ability to implement its operating strategy include:

*      deterioration of BOK Financial's asset quality;

*      inability to control BOK Financial's noninterest expenses;

*      inability to increase noninterest income;

* deterioration in general economic conditions, especially in BOK Financial's core markets;

*      decreases in net interest margins;

*      increases in competition; and

*      adverse regulatory developments.

BANKING REGULATIONS OR CHANGES IN BANKING REGULATIONS COULD ADVERSELY AFFECT BOK FINANCIAL.

BOK Financial and its subsidiaries are extensively regulated under both federal and state law. In particular, BOK Financial is subject to the Bank Holding Company Act of 1956 and its subsidiary banks are subject to the National Bank Act. These regulations are primarily for the benefit and protection of BOK Financial's customers and not for the benefit of BOK Financial's shareholders. In the past, BOK Financial's business has been materially effected by these regulations. For example, regulations limit BOK Financial's business to banking and related businesses, and they limit the location of BOK Financial's branches and offices, as well as the amount of deposits that it can hold in a particular state. These regulations may limit BOK Financial's ability to grow and expand into new markets and businesses.

Additionally, under the Community Reinvestment Act, BOK Financial is required to provide services in traditionally underserved areas. BOK Financial's ability to make acquisitions and engage in new business may be limited by these requirements.

In addition, the Federal Deposit Insurance Corporation Improvement Act of 1991 and the Bank Holding Company Act of 1956, and various regulations of regulatory authorities, require us to maintain specified capital ratios. Any failure to maintain required capital ratios would limit the growth potential of BOK Financial's business.

Under a long-standing policy of the Board of Governors of the Federal Reserve System, a bank holding company is expected to act as a source of financial strength for its subsidiary banks. As a result of that policy, BOK Financial may be required to commit financial and other resources to its subsidiary banks in circumstances where we might not otherwise do so.

The trend toward extensive regulation is likely to continue in the future. Laws, regulations or policies currently affecting us and BOK Financial's subsidiaries may change at any time. Regulatory authorities may also change their interpretation of these statutes and regulations. Therefore, BOK Financial's business may be adversely affected by any future changes in laws, regulations, policies or interpretations.

STATUTORY RESTRICTIONS ON SUBSIDIARY DIVIDENDS AND OTHER DISTRIBUTIONS AND DEBTS OF BOK FINANCIAL'S SUBSIDIARIES COULD LIMIT AMOUNTS BOK FINANCIAL'S SUBSIDIARIES MAY PAY TO BOK FINANCIAL.

BOK Financial is a bank holding company, and a substantial portion of BOK Financial's cash flow typically comes from dividends that BOK Financial's bank and nonbank subsidiaries pay to BOK Financial. Various statutory provisions restrict the amount of dividends BOK Financial's subsidiaries can pay to BOK Financial without regulatory approval. Management has also developed, and the BOK Financial board of directors approved, an internal capital policy that is more restrictive than the regulatory capital standards. In addition, if any of BOK Financial's subsidiaries liquidates, that subsidiary's creditors will be entitled to receive distributions from the assets of that subsidiary to satisfy their claims against it before BOK Financial, as a holder of an equity interest in the subsidiary, will be entitled to receive any of the assets of the subsidiary. If, however, BOK Financial is a creditor of the subsidiary with recognized claims against it, BOK Financial will be in the same position as other creditors.

ALTHOUGH PUBLICLY TRADED, BOK FINANCIAL'S COMMON STOCK HAS SUBSTANTIALLY LESS LIQUIDITY THAN THE AVERAGE TRADING MARKET FOR A STOCK QUOTED ON THE NASDAQ NATIONAL MARKET SYSTEM.

A relatively small fraction of BOK Financial's outstanding common stock is actively traded. The risks of low liquidity include increased volatility of the price of BOK Financial's common stock. Low liquidity may also limit holders of BOK Financial's common stock in their ability to sell or transfer BOK Financial's shares at the price, time and quantity desired.

BOK FINANCIAL'S PRINCIPAL SHAREHOLDER CONTROLS A MAJORITY OF BOK FINANCIAL'S COMMON STOCK.

Mr. George B. Kaiser owns a majority of the outstanding shares of BOK Financial common stock. Following the merger, Mr. Kaiser will continue to be able to elect all of BOK Financial's directors and effectively to control the vote on all matters submitted to a vote of BOK Financial's common shareholders. Mr. Kaiser's ability to prevent an unsolicited bid for BOK Financial or any other change in control could have an adverse effect on the market price for BOK Financial's common stock. A substantial majority of BOK Financial's directors are not officers or employees of BOK Financial or any of its affiliates. However, because of Mr. Kaiser's control over the election of BOK Financial's directors, he could change the composition of BOK Financial's Board of Directors so that it would not have a majority of outside directors.

POSSIBLE FUTURE SALES OF SHARES BY BOK FINANCIAL'S PRINCIPAL SHAREHOLDER COULD ADVERSELY AFFECT THE MARKET PRICE OF BOK FINANCIAL'S COMMON STOCK.

Mr. Kaiser has the right to sell shares of BOK Financial's common stock in compliance with the federal securities laws at any time, or from time to time. The federal securities laws are the only restrictions on Mr. Kaiser's ability to sell. Because of his current control of BOK Financial, Mr. Kaiser could sell large amounts of his shares of BOK Financial common stock by causing BOK Financial to file a registration statement that would allow him to sell shares more easily. In addition, Mr. Kaiser could sell his shares of BOK Financial common stock without registration under Rule 144 of the Securities Act. Although BOK Financial can make no predictions as to the effect, if any, that such sales would have on the market price of BOK Financial common stock, sales of substantial amounts of BOK Financial common stock, or the perception that such sales could occur, could adversely affect market prices. If Mr. Kaiser sells or transfers his shares of BOK Financial common stock as a block, another person or entity could become BOK Financial controlling shareholder.

BOK FINANCIAL HAS AGREED TO PROVIDE BENCHMARK PRICE PROTECTION TO FORMER BANK OF TANGLEWOOD, NA SHAREHOLDERS.

Subject to certain limitations, BOK Financial agreed to provide benchmark price protection for 50% of the shares of BOK Financial common stock issued to former Bank of Tanglewood, N.A. shareholders in the merger between TW Interim National Bank, a wholly owned subsidiary of BOK Financial, and Bank of Tanglewood, N.A. If BOK Financial stock does not perform above certain benchmark target prices at certain benchmark dates, BOK Financial may be required to, at its option, either issue up to 10,000,000 shares of BOK Financial common stock or make payments in cash to such shareholders, which may cause dilution of BOK Financial common stock or a decrease in BOK Financial earnings.


                                   THE COMPANY

BOK Financial was incorporated under the laws of the State of Oklahoma in 1990 and is a bank holding company under the Bank Holding Company Act of 1956. BOK Financial owns, directly or indirectly, all of the outstanding capital stock of Bank of Oklahoma, N.A., Bank of Texas, N.A., Bank of Albuquerque, N.A., Bank of Arkansas, N.A., and BOSC, Inc. BOK Financial is listed on NASDAQ under the symbol "BOKF." BOK Financial and its subsidiaries have approximately 3,400 full-time equivalent employees at 72 locations in Oklahoma, 21 locations in Texas, 18 locations in Albuquerque, New Mexico and 3 locations in Arkansas. At September 30, 2002, BOK Financial had total assets of $11.9 billion, total deposits of $7.5 billion and total shareholders' equity of $980.0 million.

BOK Financial provides a broad array of financial products and services to major corporations, middle-market companies, small businesses, retail customers and other entities, including:

*      corporate, small business and consumer lending;

*      deposit taking;

*      corporate treasury services and cash management;

*      mortgage lending and servicing;

*      trust and asset management services;

*      automated teller machine network services;

*      capital markets services; and

*      electronic funds transfer.

For more information regarding the business of BOK Financial, you should read BOK Financial's 2001 Annual Report on Form 10-K and quarterly reports on Forms 10-Q, which are incorporated by reference into this document. See "Where You Can Find More Information" on page 4.

                                 USE OF PROCEEDS

We will not receive any of the proceeds from the sales of the offered shares by the selling stockholders covered by this prospectus.

                              SELLING STOCKHOLDERS

This prospectus relates to the sale by the following selling stockholders from time to time of up to _________ shares of common stock. The selling stockholders and BOK Financial are parties to shareholder agreements, sometimes referred to as affiliate letters, that were entered into in connection with the merger of Bank of Tanglewood, N.A. and TW Interim Bank, a wholly owned subsidiary of BOK Financial. The selling stockholders will acquire shares of common stock in connection with the merger of TW Interim National Bank. The shares of common stock offered by the selling stockholders are included in this registration statement of which this prospectus is a part pursuant to the registration rights granted under such shareholder agreements.

BOK Financial entered into employment agreements with Messrs. Greer, Jochetz and Tidwell on May 15, 2002, concurrently with the execution of the merger agreement with Bank of Tanglewood. Formerly, such individuals had served as executive officers of Bank of Tanglewood. Mr. Greer serves as Vice Chairman of the Board of Directors of Bank of Texas, N.A., a wholly owned subsidiary of BOK Financial. Mr. Greer also serves as an advisory member of the BOK Financial board of directors until he is nominated to be a voting director at the 2003 annual BOK Financial shareholders meeting Mr. Jochetz serves as President and Chief Executive Officer of the Tanglewood Division of Bank of Texas. Mr. Tidwell serves as Executive Vice President and Chief Financial Officer of the Tanglewood Division of Bank of Texas. All other selling shareholders are former members of the board of directors of Bank of Tanglewood.

As of October _____, 2002, BOK Financial had _____________ shares of common stock outstanding. The following table sets forth as of October _____, 2002 certain information with respect to the selling stockholders.


                                                                                  NUMBER OF SHARES
                                        NUMBER OF                   NUMBER OF       BENEFICIALLY
                                       SHARES OWNED                  SHARES         OWNED AFTER
Name of Beneficial Owner(6)         BEFORE OFFERING  PERCENT(2) BEING OFFERED     OFFERING(1)
-----------------------------------  ---------------- ---------- --------------   ----------------
John M. Greer                                             *                            0
Robert G. Greer(3)                                        *                            0
Richard W. Jochetz(4)                                     *                            0
Kendall Alan Miller                                       *                            0
Steven M. Morris                                          *                            0
Grier P. Patton                                           *                            0
Jeff N. Springmeyer                                       *                            0
James L. Tidwell, Jr.(5)                                  *                            0
William Key Wilde                                         *                            0
                                     ---------           ----       ---------        ---

                   Total                                                               0
                                     =========           ====       =========        ===
-----------------------------------------------------------------------------------------------

* Indicates ownership which does not exceed 1%.

(1) Assumes all of the offered shares are sold in this offering. There is no assurance that the selling stockholders will sell any or all of the offered shares.

(2) The percentage beneficially owned was calculated based on _____________ shares of BOK Financial common stock issued and outstanding as of October ____, 2002.

(3) Includes __________ shares that may be acquired pursuant to the exercise of fully vested stock options and includes shares owned by spouse.

(4) Includes __________ shares that may be acquired pursuant to the exercise of fully vested stock options.

(5) Includes _________ shares that may be acquired pursuant to the exercise of fully vested stock options.

(6) For each director and executive officer, the amount of beneficial ownership includes shares held directly, as well as shares held jointly with family members, shares held in retirement accounts, held in a fiduciary capacity, held by certain members of the group members' families, or held by trusts of which the group member is a trustee or substantial beneficiary, with respect to which shares the group member may be deemed to have sole or shared voting and/or investment powers.

We will pay all costs and expenses incurred in connection with this registration of the offered shares including, but not limited to, all registration and filing fees, the NASDAQ listing fee, printing expenses and fees and disbursements of counsel and accounts for BOK Financial. The selling stockholders will pay all brokerage fees and commissions, if any incurred in connection with the sale of the offered securities.


                              PLAN OF DISTRIBUTION

The shares of common stock registered hereunder and owned by selling stockholders may be offered and sold by means of this Prospectus from time to time as market conditions permit in one or more transactions on NASDAQ, in the over-the-counter market, in negotiated transactions or otherwise, or through a combination of such methods. The offered shares may be sold at fixed prices, which may be changed, at prices and terms then prevailing or at prices related to the then-current market price, or at negotiated prices. These shares may be sold by one or more of the following methods: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from selling stockholders in amounts to be negotiated.

The selling stockholders and any broker-dealers who act in connection with the sale of the offered shares may be deemed to be "underwriters" within the meaning of 2(11) of the Securities Act, and any commissions received by them and profit on resale of the offered shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

We have advised the selling stockholders that they and any securities broker-dealers or others who may be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act. We also have advised each selling stockholder that in the event of a "distribution" of the shares owned by the selling stockholder, such selling stockholder, any "affiliated purchasers", and any broker-dealer or other person who participates in such distribution may be subject to Rule 10b-6 under the Exchange Act until their participation in that distribution is completed. A "distribution" is defined in Rule 10b-6 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". BOK Financial has also advised the selling stockholders that Rule 10b-7 under the Exchange Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of common stock in connection with this offering.

Rule 10b-6 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. If Rule 10b-6 applies to the offer and sale of any of the offered shares, then the participating broker-dealers will be obligated to cease market-making activities nine business days prior to their participation in the offer and sale of the offered shares and may not recommence market-making activities until their participation in the distribution has been completed. If Rule 10b-6 applies to one or more of the principle market-makers in BOK Financial's common tock, the market price of such stock could be adversely affected.

                                  LEGAL MATTERS

The validity of the shares offered under this prospectus has been passed upon by Frederic Dorwart, Lawyers, Tulsa, Oklahoma.

                                     EXPERTS

The financial statements of BOK Financial as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2001 have been so incorporated in reliance on the report of Ernst & Young, LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Bank of Tanglewood, N.A. as of December 31, 2001 and 2000, and for each of the two years in the two-year period ended December 31, 2001 have been incorporated herein by reference to our Registration Statement on Form S-4 as amended, which was filed September 20, 2002 in reliance upon the report of Cornelius, Stegent and Price, LLP, independent certified accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses payable by BOK Financial Corporation in connection with this offering are as follows:



Securities and Exchange Commission registration fee      $ 1,506.00
Accounting fees and expenses                             $ 2,000.00
Legal fees and expenses                                  $ 3,000.00
Miscellaneous                                            $   500.00
                                                         -----------

                    Total                                $ 7,006.00
                                                         -----------

Item 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

The Oklahoma Business Corporation Act and Article VI of the Bylaws of BOK Financial Corporation provide BOK Financial Corporation with broad powers and authority to indemnify its directors and officers and to purchase and maintain insurance for such purposes. Pursuant to such statutory and Bylaw provisions, BOK Financial Corporation has purchased insurance against certain costs of indemnification of its officers and directors.

Item 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Set forth below is a list of the exhibits included as part of this Registration Statement.

       Exhibit No.        Description
       2.0                Agreement and Plan of Merger, dated May 15, 2002, as
                          amended, among BOK Financial Corporation, Bank of
                          Tanglewood, N.A. and TW Interim National Bank
                          (included as Appendix A to the Registration Statement
                          on Form S-4, as amended, filed September 20, 2002,
                          Registration No. 333-98685)
       3.0                The Articles of Incorporation of BOK Financial,
                          incorporated by reference to (i) Amended and Restated
                          Certificate of Incorporation of BOK Financial filed
                          with the Oklahoma Secretary of State on May 28, 1991,
                          filed as Exhibit 3.0 to S-1 Registration Statement No.
                          33-90450, and (ii) Amendment attached as Exhibit A to
                          Information Statement and Prospectus Supplement filed
                          November 20, 1991
       3.1                Bylaws of BOK Financial, incorporated by reference to
                          Exhibit 3.1 of Registration Statement on Form S-1
                          No. 33-90450
       4.0                The rights of holders of the common stock and
                          preferred stock of BOK Financial are
                          set forth in its Articles of Incorporation
       5.0*               Opinion of Frederic Dorwart, Lawyers regarding the
                         legality of the shares of common stock being registered
       10.0               Employment Agreement of Robert G. Greer (incorporated
                          by reference to Exhibit 10.0 of Registration Statement
                          on Form S-4, as amended, filed September 20, 2002,
                          Registration Statement No. 333-98685)
       23.0*              Consent of Ernst & Young, LLP
       23.1*              Consent of Cornelius, Stegent & Price, LLP
       23.2*              Consent of Frederic Dorwart, Lawyers (included in
                          opinion filed as Exhibit 5.0)
       24.0*              Power of Attorney (included on the first signature
                          page to this Registration Statement)
---------------
* filed herewith

(b) Financial Statement Schedules. Not applicable.

Item 17. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

     (iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement/Prospectus pursuant to Items 4, 10(b), 11, or 13 herein, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on the 11th day of October, 2002.

                            BOK Financial Corporation

                            By:   /s/ Stanley A. Lybarger
                            -----------------------------
                            Stanley A. Lybarger,
                            President and
                            Chief Executive Officer


Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on October 11, 2002.

                            BOK FINANCIAL CORPORATION


                       By:     /s/ Stanley A. Lybarger
                           -----------------------------
                           Stanley A. Lybarger,
                           President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints George B. Kaiser and Stanley A. Lybarger, and each of them, each with full power to act without the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue thereof.

SIGNATURE                                TITLE                                      DATE

/s/ George B. Kaiser         Chairman of the Board of BOK
--------------------------   Financial Corporation                      October 16, 2002
George B. Kaiser                                                        ----------------------

/s/ Stanley A. Lybarger      President, Chief Executive
--------------------------   Officer and Director of BOK Financial      October 11, 2002
 Stanley A. Lybarger         Corporation                                ----------------------

/s/ Steven E. Nell           Executive Vice President and Chief
--------------------------   Financial Officer of BOK Financial         October 14, 2002
Steven E. Nell               Corporation                                ----------------------

/s/ John C. Morrow           Senior Vice President and Director of
--------------------------   Financial Accounting and Reporting of      October 15, 2002
John C. Morrow               BOK Financial Corporation                  ----------------------

/s/ Valerie C. Toalson       Corporate Controller of BOK Financial      October 14, 2002
--------------------------   Corporation                                ----------------------
Valerie C. Toalson

                             Director of BOK Financial Corporation
--------------------------                                              ----------------------
C. Fred Ball, Jr.

/s/ Sharon J. Bell           Director of BOK Financial Corporation      October 15, 2002
--------------------------                                              ----------------------
Sharon J. Bell

/s/ Peter C. Boylan, III     Director of BOK Financial Corporation      October 16, 2002
--------------------------                                              ----------------------
Peter C. Boylan, III

/s/ Joseph E. Cappy          Director of BOK Financial Corporation      October 15, 2002
--------------------------                                              ----------------------
Joseph E. Cappy

/s/ Luke R. Corbett          Director of BOK Financial Corporation      October 15, 2002
--------------------------                                              ----------------------
Luke R. Corbett

                             Director of BOK Financial Corporation
--------------------------                                              ----------------------
William E. Durrett

                             Director of BOK Financial Corporation
--------------------------                                              ----------------------
James O. Goodwin

/s/ V. Burns Hargis          Vice Chairman and Director of BOK          October 16, 2002
--------------------------   Financial Corporation                      ----------------------
V. Burns Hargis


/s/ Howard E. Janzen         Director of BOK Financial Corporation      October 15, 2002
--------------------------                                              ----------------------
Howard E. Janzen

/s/ E. Carey Joullian, IV    Director of BOK Financial Corporation      October 17, 2002
--------------------------                                              ----------------------
E. Carey Joullian, IV

                             Director of BOK Financial Corporation
--------------------------                                              ----------------------
David L. Kyle

/s/ Robert J. LaFortune      Director of BOK Financial Corporation      October 15, 2002
--------------------------                                              ----------------------
Robert J. LaFortune

                             Director of BOK Financial Corporation
--------------------------                                              ----------------------
Philip C. Lauinger

                             Director of BOK Financial Corporation
--------------------------                                              ----------------------
John C. Lopez

/s/ Steven J. Malcolm        Director of BOK Financial Corporation      October 11, 2002
--------------------------                                              ----------------------
Steven J. Malcolm

                             Director of BOK Financial Corporation
--------------------------                                              ----------------------
Frank A. McPherson

/s/ Steven E. Moore          Director of BOK Financial Corporation      October 15, 2002
--------------------------                                              ----------------------
Steven E. Moore

/s/ J. Larry Nichols         Director of BOK Financial Corporation      October 17, 2002
--------------------------                                              ----------------------
J. Larry Nichols

/s/ Robert L. Parker, Sr.    Director of BOK Financial Corporation      October 15, 2002
--------------------------                                              ----------------------
Robert L. Parker, Sr.

                             Director of BOK Financial Corporation
--------------------------                                              ----------------------
James A. Robinson

                             Director of BOK Financial Corporation
--------------------------                                              ----------------------
L. Francis Rooney, III

/s/ Scott F. Zarrow          Director of BOK Financial Corporation      October 11, 2002
--------------------------                                              ----------------------
Scott F. Zarrow

                                INDEX TO EXHIBITS

Exhibit No.  Description



     2.0 Agreement and Plan of Merger, dated May 15, 2002, as amended, among BOK Financial Corporation, Bank of Tanglewoo N.A. and TW Interim National Bank (included as Appendix A to the Registration Statement on Form S-4, as amended, September 20, 2002, Registration No. 333-98685)

     3.0 The Articles of Incorporation of BOK Financial, incorporated by reference to (i) Amended and Restated Certificate of Incorporation of BOK Financial filed with the Oklahoma Secretary of State on May 28, 1991, filed as Exhibit 3.0 to S-1 Registration Statement No. 33-90450, and (ii) Amendment attached as Exhibit A to Information Statement and Prospectus Supplement filed November 20, 1991

     3.1 Bylaws of BOK Financial, incorporated by reference to Exhibit 3.1 of Registration Statement on Form S-1 No. 33-90450

     4.0 The rights of holders of the common stock and preferred stock of BOK Financial are set forth in its Articles of Incorporation Incorporation

     5.0* Opinion of Frederic Dorwart, Lawyers regarding the legality of the shares of common stock being registered

     10.0 Employment  Agreement of Robert G. Greer (incorporated by reference to
          Exhibit 10.0 of Registration Statement on Form S-4, as amended, filed September 20, 2002, Registration Statement No. 333-98685)

     23.0* Consent of Ernst & Young, LLP

     23.1*Consent  of  Cornelius,  Stegent & Price,  LLP Form

     23.2*Consent of Frederic Dorwart, Lawyers (included in opinion filed as Exhibit 5.0)

---------------
* filed herewith
--------------------------------------------------------------------------------

                                   EXHIBIT 5.0

                      Opinion of Frederic Dorwart, Lawyers

Frederic Dorwart, Lawyers
124 E. 4th Street
Tulsa, Oklahoma 74103

                               October 17, 2002

BOK Financial Corporation
Bank of Oklahoma Tower
Boston Avenue at Second Street
Tulsa, Oklahoma 74172


Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3 ("Registration Statement") to be filed by you with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of ________ shares of your common stock to be offered pursuant to the prospectus which forms a part of the Registration Statement. As your counsel in connection with these transactions, we have examined the proceedings taken and proposed to be taken in connection with the issue and sale of the shares.

It is our opinion that the shares have been legally and validly issued, fully paid, and are non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, including the prospectus constituting a part thereof and any amendment thereto.

                                        Sincerely,

                                        /s/ FREDERIC DORWART
                                        ---------------------------------
                                        Frederic Dorwart

                                  EXHIBIT 23.0

                       CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement Form S-3 and related Prospectus of BOK Financial Corporation dated October 17, 2002, and to the incorporation by reference therein of our report dated January 23, 2002, with respect to the consolidated financial statements of BOK Financial Corporation incorporated by referenced in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.


                                        /s/  ERNST & YOUNG, LLC
                                        --------------------------------
                                        ERNST & YOUNG, LLC

October 11, 2002
Tulsa, Oklahoma

                                  EXHIBIT 23.1
                     CONSENT CORNELIUS, STEGENT & PRICE, LLP

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Bank of Tanglewood, N.A.:

We consent to the use of our report dated February 13, 2002 in the Registration Statement Form S-3 of BOK Financial Corporation which report appears in the Registration Statement on Form S-4 of Bank of Oklahoma Financial Corporation filed on September 20, 2002. We also consent to the reference to our firm under the heading "Experts" in this registration statement.



                                /s/ CORNELIUS, STEGENT & PRICE, LLP
                                -----------------------------------
                                CORNELIUS, STEGENT & PRICE, LLP


Houston, Texas

October 16, 2002